                                                                    EXHIBIT 12.1

                         EL PASO ENERGY PARTNERS, L.P.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)


                                   FOR THE SIX
                                   MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                     JUNE 30,   --------------------------------------------------
                                       2002      2001       2000      1999       1998       1997
                                     ---------  -------   --------   -------   --------   --------
Earnings
  Pre-tax income (loss) from
     continuing operations            $43,426   $ 54,052   $ 20,749   $18,382   $    275   $ (1,449)
  Minority interest in consolidated
     subsidiaries                           5        100         95       197         15         (7)
  Income from equity investees         (7,373)    (8,449)   (22,931)  (32,814)   (26,724)   (29,327)
                                      -------    -------   --------   -------   --------   --------
  Pre-tax income (loss) from
     continuing operations before
     minority interest in
     consolidated subsidiaries and
     income from equity investees      36,058     45,703     (2,087)  (14,235)   (26,434)   (30,783)
  Fixed charges                        38,430     54,924     51,077    37,336     21,330     15,883
  Distributed income of equity
     investees                          9,180     35,062     33,960    46,180     31,171     27,135
  Capitalized interest                 (3,563)   (11,755)    (4,005)   (1,799)    (1,066)    (1,721)
  Minority interest in consolidated
     subsidiaries                          (5)      (100)       (95)     (197)       (15)         7
                                      -------   --------   --------   -------   --------   --------
     Total earnings available for
       fixed charges                  $80,100   $123,834   $ 78,850   $67,285   $ 24,986   $ 10,521
                                      =======   ========   ========   =======   ========   ========
Fixed charges
  Interest and debt expense           $37,746   $ 54,885   $ 51,077   $37,122   $ 21,308   $ 15,890
  Interest component of rent              684         39          0        17          7         --
                                      -------   --------   --------   -------   --------   --------
     Total fixed charges              $38,430   $ 54,924   $ 51,077   $37,139   $ 21,315   $ 15,890
                                      =======   ========   ========   =======   ========   ========
Ratio of earnings to fixed
  charges(1)                             2.08       2.25       1.54      1.81       1.17         --(2)
                                      =======   ========   ========   =======   ========   ========

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

(2) Earnings were inadequate to cover fixed charges by $5,362 for 1997.

For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor and pretax preferred stock dividend requirements of consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, minority interest in consolidated subsidiaries, and preferred stock dividend requirement of consolidated subsidiaries.